EXHIBIT 99

Marine Products Corporation Announces Entrance into Jet Boat Market

ATLANTA, April 29, 2013 - Marine Products Corporation (NYSE: MPX) announced today that its Chaparral Boats subsidiary has entered into a supply agreement with Bombardier Recreational Products (BRP) to supply engines for a planned new line of jet boats, to be introduced within the next 12 months. Chaparral’s new product line will be powered by BRP’s Rotax 4-TEC in-board jet propulsion system, a proven power source and a strong complement to Chaparral’s new model line.

“We believe that this strategic relationship promises to deliver consumers a best-in-class boating experience that is supported by our outstanding dealer network,” stated James A. Lane, Jr., President of Chaparral Boats and Executive Vice President of Marine Products Corporation.  “Our decision to move into jet propulsion expands our fleet and enhances our strategy to bring new consumers into boating by offering our stylish, high-quality Chaparral products at value-minded prices.  We believe that this new product also offers a profitable additional product for our dealer network and a chance for Marine Products to enter new markets.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com